Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P.,CFO (614) 887-5610 myale@glimcher.com

FOR IMMEDIATE RELEASE
December 19, 2005

GLIMCHER FINANCES
RIVER VALLEY MALL

COLUMBUS, Ohio—December 19, 2005—Glimcher Realty Trust, (NYSE: GRT), announced today that it had recently completed a $50 million permanent mortgage loan financing on River Valley Mall located in Lancaster, OH. The mall had previously been unencumbered. The mortgage loan has an interest rate of 5.65% and will mature in January of 2016. Interest only payments are due during the first three years of the mortgage. The loan is then subject to a 30-year principal amortization schedule for the remainder of the term. With net proceeds from the financing used to pay down outstanding borrowings on its credit facility, the Company was able to lower its variable rate debt exposure to under 15% of total borrowings.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F’ and “GRT.G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Visit Glimcher at: www.glimcher.com